Exhibit 1

WESTPAC BANKING CORPORATION

ATTACHMENT 1

ANNUAL GENERAL MEETING Thursday, 14 December, 2006	RESULT OF GENERAL MEETING (ASX REPORT)

As required by section 251AA(2) of the Corporations Act 2001 (Commonwealth) the following statistics are provided in respect of each resolution on the agenda.

		Manner in which the securityholder directed the proxy vote (as at proxy close):				Manner in which votes were cast in person or by proxy on a poll (where applicable)
Resolution		Votes For	Votes Against	Votes Discretionary	Votes Abstain	For	Against	Abstain**
2A	RE-ELECT CAROLYN JUDITH HEWSON AS A DIRECTOR	870,386,178	1,697,385	24,068,320	1,100,414	Passed on a show of hands	Passed on a show of hands	Passed on a show of hands
2B	RE-ELECT PETER DAVID WILSON AS A DIRECTOR	870,146,327	1,634,985	24,218,469	1,252,516	Passed on a show of hands	Passed on a show of hands	Passed on a show of hands
2C	ELECT ELIZABETH BLOMFIELD BRYAN AS A DIRECTOR	863,043,889	8,573,122	24,287,285	1,362,825	Passed on a show of hands	Passed on a show of hands	Passed on a show of hands
3	NON EXECUTIVE DIRECTORS’ REMUNERATION	837,886,931	21,397,518	13,494,590	10,844,329	Passed on a show of hands	Passed on a show of hands	Passed on a show of hands
4A	WESTPAC EQUITY-BASED REWARD PLANS - WESTPAC REWARD PLAN	853,584,766	16,400,578	13,548,826	3,321,599	Passed on a show of hands	Passed on a show of hands	Passed on a show of hands
4B	WESTPAC EQUITY-BASED REWARD PLANS - RESTRICTED SHARE PLAN	853,888,910	14,365,900	13,567,806	4,877,468	Passed on a show of hands	Passed on a show of hands	Passed on a show of hands
5	ADOPTION OF DIRECTORS’REMUNERATION REPORT (NON BINDING RESOLUTION)	847,532,910	20,865,394	24,412,266	4,520,587	Passed on a show of hands	Passed on a show of hands	Passed on a show of hands

** - Note that votes relating to a person who abstains on an item are not counted in determining whether or not the required majority of votes were cast for or against that item